EX-99.d.4.i

Schedule A
to the
Sub-Advisory Agreement
by and between
VTL Associates, LLC and
Index Management Solutions, LLC

For RevenueShares Large Cap Fund, RevenueShares Mid Cap Fund and RevenueShares Small Cap Fund:

•	6.0 basis points (0.06%) per annum on the fund’s daily average net assets up to $75 Million
•	4.5 basis points (0.045%) per annum on the next $50 Million
•	2.25 basis points (0.0225%) per annum on the excess

Minimum Annual Fees:

Each fund will be subject to the following minimum fee schedule:

$26,250 minimum annual fee per fund.

For RevenueShares Consumer Discretionary Sector Fund, RevenueShares Consumer Staples Sector Fund, RevenueShares Energy Sector Fund, RevenueShares Financials Sector Fund, RevenueShares Health Care Sector Fund, RevenueShares Industrials Sector Fund, RevenueShares Information Technology Sector Fund, RevenueShares Materials Sector Fund, RevenueShares Utilities Sector Fund, RevenueShares ADR Fund and RevenueShares Navellier Overall A-100 Fund:

•	7.5 basis points (0.075%) per annum on the fund’s daily average net assets up to $100 Million
•	3.75 basis points (0.0375%) per annum on the excess

Minimum Annual Fees:

Each fund will be subject to the following minimum fee schedule:

Year 1:  $26,250 minimum fee per fund.
Year 2:  $56,250 minimum fee per fund.
Year 3:  $75,000 minimum fee per fund.

For RevenueShares Ultra Dividend Fund and RevenueShares Emerging Market Fund:

•	5.5 basis points (0.055%) per annum on the fund’s daily average net assets

Minimum Annual Fees:

Each fund will be subject to the following minimum fee schedule:

$10,000 minimum fee per fund.

The above Annual Fees will be billed quarterly in arrears based on the average daily market value of each Fund or at the minimum rate applied pro rata.